Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (S-3 No. 333-112100) and related Prospectus of Comstock Resources, Inc. for the registration of 2,647,499 shares of its common stock and to the incorporation by reference therein of our report dated February 19, 2004, with respect to the consolidated financial statements of the Comstock Resources, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP
Dallas, Texas
May 18, 2004